Alliance One International, Inc.
Page 1
EXHIBIT 99.1

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300
June 11, 2007

Alliance One International Announces Restatement of First Three Quarters of Fiscal Year 2007 Results Related to Income Tax Expense and Expects to Exceed Full Year Guidance

Morrisville, NC – Alliance One International, Inc. (NYSE: AOI) (the “Company”), a leading independent leaf tobacco merchant, announced that it is restating the first three quarters of results for fiscal year 2007 to correct a cumulative understatement of income tax expense.  For the quarter ended June 30, 2006, the two quarters ended September 30, 2006, and the three quarters ended December 31, 2006, the cumulative understatements are $1.5 million, $4.0 million and $8.7 million, respectively.  The cumulative understatement during these unaudited quarters, which management identified, has not increased the Company’s total expected cash taxes, and as such will not have any net effect on liquidity.

The Company plans to amend and restate its Quarterly Reports on Form 10-Q for each of these periods, and to file its Annual Report on Form 10-K for fiscal year 2007 as soon as practicable. As further described in a Form 8-K filed with the SEC earlier today, the Audit Committee of the Company's Board of Directors, upon the recommendation of the Company's management, has concluded that the previously issued financial statements for the first three quarters of fiscal year 2007 should no longer be relied upon.

The Company is currently evaluating but anticipates that these errors constitute a material weakness or weaknesses in the Company’s internal controls over financial reporting as defined by the Public Company Accounting Oversight Board.

Separately, the Company also announced that it currently expects to exceed its previous underlying earnings guidance of $0.25 to $0.32 per share for the fiscal year ended March 31, 2007.

This press release contains forward-looking statements.  Actual results may differ materially from those projected in the forward-looking statements.  Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed under the heading of “risk factors” included from time to time in the Company’s filings with the Securities and Exchange Commission.

In discussing the Company's operating performance, management consistently makes certain adjustments in reviewing comparative financial information in order to provide what they feel is the most meaningful view of the Company's results from core operations, such as excluding results from discontinued operations, gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations and that are not expected to recur.